Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

Bel Components Ltd.	Hong Kong
Bel Connector Inc.	Delaware
Bel Fuse (Macao Commerical Offshore) Limited	Macao
Bel Fuse Europe Ltd.	England and Wales
Bel Fuse Limited	Hong Kong
Bel Power (Hangzhou) Co. Ltd.	PRC
Bel Power Europe S.r.l.	Italy
Bel Power Inc.	Massachusetts
Bel Power Solutions Co. Ltd.	China
Bel Power Solutions GmbH	Switzerland
Bel Power Solutions Inc.	Delaware
Bel Power Solutions Ireland Limited	Ireland
Bel Power Solutions Limited	United Kingdom
Bel Power Solutions Ltd.	Hong Kong
Bel Power Solutions Pte Ltd.	Singapore
Bel Power Solutions s.r.o.	Slovakia
Bel Power Solutions SAS	France
Bel Sales (Hong Kong) Ltd.	Hong Kong
Bel Stewart GmbH	Germany
Bel Stewart s.r.o.	Czech Republic
Bel Transformer Inc.	Delaware
Bel Ventures Inc.	Delaware
BPS Cooperatief U.A.	Netherlands
Cinch Connectivity Solutions (Shanghai) Co., Ltd.	China
Cinch Connectivity Solutions LTD	England and Wales
Cinch Connectivity Solutions, Inc.	Delaware
Cinch Connectors de Mexico, S.A. de C.V.	Mexico
Cinch Connectors Limited	England and Wales
Cinch Connectors, Inc.	Delaware
Dongguan Transpower Electric Products Co., Ltd.	PRC
PAI Capital LLC	Delaware
Power-One Asia Pacific Electronics (Shenzhen) Co. Ltd.	China

SUBSIDIARIES OF THE REGISTRANT
(continued)

Power-One B.V.	Netherlands
Power-One GmbH	Switzerland
Shireoaks Worksop Holdings Ltd.	England and Wales
Signal Dominicana, S.R.L.	Dominican Republic
Stewart Connector Systems de Mexico, S.A. de C.V.	Mexico
Stratos International, LLC	Delaware
Stratos Lightwave LLC	Delaware
Stratos Lightwave-Florida LLC	Delaware
Transpower Cooperatief U.A.	Netherlands
Transpower Technologies (HK) Limited	Hong Kong
Trompeter Electronics, Inc.	Delaware
TRP Connector B.V.	Netherlands
TRP Connector Limited	Macao
TRP International*	PRC
Winsonko (Guangxi Pingguo) Electron Co., Ltd.	PRC

* TRP International is a China Business Trust